UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2012

THWAPR, INC.

 (Exact Name of Registrant as Specified in its Charter)

Nevada	000-53640	26-1359430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Rampart Boulevard Suite 390 Las Vegas, Nevada 89145
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: +1 (702) 726-6820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

As part of the Company’s efforts to achieve liquidity, avoid defaults under indebtedness that was due and payable, and satisfy approximately $750,000 of additional debt, accounts payable and accrued expense obligations owed to certain consultants, employees and vendors (the “Payables”), in addition to seeking to raise additional working capital, the Company’s management has commenced to implement a debt restructuring plan (the “Restructuring Plan”).

As an initial step, Messrs. Kevir Kang, an individual who previously loaned the Company an aggregate of $1,282,320, Ron Singh, our President and CEO, who recently provided us with a $200,000 line of credit, and Barry Hall, our Chief Financial Officer, who previously advanced approximately $117,463 to the Company, have each agreed to restructure the repayment of an aggregate of $1,664,847 (inclusive of accrued interest at 6% per annum) of cash loans and advances made to the Company. Under the terms of the Restructuring Plan, each of these creditors have accepted the Company’s 6% convertible secured promissory notes payable as to principal and accrued interest on June 30, 2013 (the “New Notes”), in lieu of existing indebtedness, including the $200,000 line of credit payable on demand. The New Notes are secured as to repayment by a first priority lien on all of the Company’s assets and are convertible at any time by the holder(s) into shares of the Company’s common stock, $0.0003 par value per share (the “Common Stock”) at an initial conversion price of $0.015 per share, subject to certain anti-dilution and other adjustments. On March 20, 2012, the date of issuance of the New Notes, the closing price of the Company’s Common Stock, as traded on the OTCQB Exchange of the OTC Markets was $0.0138.

In addition to the issuance of the New Notes, the Company’s management is seeking to negotiate separate settlement and deferred payment arrangements with certain of its creditors holding Company Payables, including Bruce Goldstein, the former President and CEO of the Company. In some cases, the Company intends to offer such creditors payment of 80% of their payables in the form of 6% Company notes payable on March 31, 2013, but subject to mandatory prepayment out of the net proceeds, if any, received by the Company in connection with any one or more future financings, to the extent of such net proceeds that are in excess of $1.5 million. The balance of such payment would be in the form of restricted shares of Company Common Stock which the Company proposes to issue at $0.015 per share.

Pursuant to private placements of Common Stock consummated in 2009 and 2010, the Company received a total of $2,963,500 in connection with the issuance and sale to 15 investors (none of whom is or was a direct or indirect officer, director or affiliate of the Company) of an aggregate of 5,686,532 shares of Common Stock at prices ranging from $0.417 to $0.833 per share. Under the terms of the securities purchase agreement, in the event that the Company subsequently issued or sold its Common Stock (or securities convertible into or exercisable for Common Stock) at prices below the prices paid by such investors, the Company is obligated to issue to the investors additional “make good” shares to retroactively adjust the per share purchase price paid by such investors to the lowest price of Common Stock or Common Stock equivalents subsequently issued. The Company intends to issue to such investors such additional “make good” shares at a value of $0.015 per share on or about March 23, 2012. The Company will be obligated to issue as many as 191,880,135 additional shares of Common Stock to such investors; provided, that no investor shall receive or accept such additional “make good” shares that would cause such investor to beneficially own (within the meaning of Rule 13d-3 of the Securities Act of 1933, as amended) more than 9.99% of the Company’s outstanding Common Stock.

As at the date of this Form 8-K, the Company is authorized to issue 300,000,000 shares of Common Stock and an aggregate of 59,344,129 shares of Common Stock are issued and outstanding.

The foregoing document and transaction descriptions above are not complete and are subject to and qualified in their entirety by reference to all of the exhibits attached hereto and incorporated herein by reference.  The foregoing information has been disclosed herein as it is material to the transactions and should not be construed as an offer to sell or solicitation of an offer to buy our securities.

This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy our securities or any other securities and shall not constitute an offer to sell or solicitation of offers to buy any securities.

Item 9	Exhibits

Exhibit 10.1	6% Secured Convertible Notes issued to Kevir Kang, Ron Singh and Barry Hall.
Exhibit 10.2	Form of Offer Letter to certain holders of Company Payables.
Exhibit 10.3	Form of letter to potential holders of Make Good Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2012	THWAPR, INC.

	By:	/s/ Barry Hall
Barry Hall
Chief Financial Officer